Exhibit 99.1

Guardant Health Appoints Vijaya Gadde to its Board of Directors

REDWOOD CITY, Calif., June 16, 2020 (GLOBE NEWSWIRE) -- Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, has appointed Vijaya Gadde to serve on its Board of Directors.

“We’re delighted to welcome Vijaya to our Board of Directors. Vijaya is an outstanding addition to our Board and a proven business leader who not only brings a keen public policy and regulatory perspective having dealt with complex global issues, but also has successfully steered hypergrowth technology companies during pivotal times. Her passion for our important work coupled with this experience will undoubtedly help Guardant Health through our next wave of growth on our mission to conquer cancer with data,” said AmirAli Talasaz, Ph.D., Guardant Health’s President and Chairman.

“I am excited to join the Guardant Health Board and am eager to contribute to the company’s inspiring mission of dramatically improving cancer care,” said Vijaya Gadde. “Guardant has achieved strong momentum in advanced cancer and is in a unique position to help even more patients across all stages of the disease, including early detection. I look forward to applying my expertise to help advance this vitally important effort that impacts so many.”

Vijaya Gadde is Twitter, Inc.’s chief legal officer leading its legal, public policy, and trust and safety teams globally. Prior to joining Twitter in 2011, Vijaya was senior director, legal at Juniper Networks; previously, for nearly a decade she worked at Wilson Sonsini Goodrich & Rosati. Vijaya serves on the Board of Trustees of NYU Law School and the Board of Directors of Mercy Corps, a global humanitarian aid and development organization, which partners with communities, corporations, and governments. Vijaya is also a co-founder of #Angels, an investment collective focused on funding diverse and ambitious founders pursuing bold ideas. Vijaya earned a J.D. from New York University School of Law and a B.S. in industrial and labor relations from Cornell University.

About Guardant Health

Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets, and advanced analytics. The Guardant Health Oncology Platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has launched liquid biopsy-based Guardant360 and GuardantOMNI tests for advanced stage cancer patients. These tests fuel development of its LUNAR program, which aims to address the needs of early stage cancer patients with neoadjuvant and adjuvant treatment selection, cancer survivors with surveillance, asymptomatic individuals eligible for cancer screening and individuals at a higher risk for developing cancer with early detection.

Investor Contact:
Carrie Mendivil
investors@guardanthealth.com

Media Contact:
Anna Czene
press@guardanthealth.com

Becky Lauer
becky.lauer@uncappedcommunications.com